Exhibit 23.4

Consent of Gaffney, Cline & Associates (Consultants) Pte Ltd.

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 2 to the Registration Statement on Form F-3 and related Prospectus Supplement of CNOOC Limited for the registration of debt securities and guarantees and to the incorporation by reference therein of our reports included in its Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

Gaffney, Cline & Associates (Consultants) Pte Ltd.

April 27, 2015

Yours sincerely,

Gaffney, Cline & Associates (Consultants) Pte Ltd.

/s/ Stephen M. Lane
Stephen M. Lane
Technical Director